UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.            )

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ROSS STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 19, 2021 at 1:00 p.m. PDT. Due to concerns regarding the coronavirus pandemic (“COVID-19”) and to assist in protecting the health and well-being of our stockholders and associates, this year’s Annual Meeting will be held virtually. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2021, where you will be able to listen to the meeting live and vote your shares online.

We are pleased to make use again this year of the process that permits companies to furnish proxy materials over the Internet, as authorized by the Securities and Exchange Commission. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 30, 2021. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares in advance of the Annual Meeting by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Barbara Rentler
Chief Executive Officer

ROSS STORES, INC.
Notice of Annual Meeting of Stockholders
to be Held on May 19, 2021

To Our Stockholders:

Please take notice that the 2021 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held virtually on Wednesday, May 19, 2021 at 1:00 p.m. PDT. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2021, where you will be able to listen to the meeting live and vote your shares online. The Annual Meeting will be held for the following purposes:

1.To elect 11 directors for a one-year term.

2.To hold an advisory vote on executive compensation.

3.To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.

4.To vote on a stockholder proposal regarding executive share retention, if properly presented at the Annual Meeting.

5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 23, 2021 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. Due to COVID-19 and related government restrictions and business impact, our corporate offices may be subject to limited business hours and access limitations or temporary closures. If the Company’s offices are not open during regular hours, stockholders can call and can leave a voice message request for Angelica Griego at (925) 965-4231 to make alternative arrangements for access to the list of stockholders of record.

The available voting methods by proxy in advance of the Annual Meeting (by Internet, by telephone, or by mail) are described on the next page. We would appreciate you submitting your proxy vote as soon as possible, so that your shares will be represented at the meeting.

By order of the Board of Directors,
Ken Jew
Corporate Secretary

April 6, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 19, 2021: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, proxy card, and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2021 Annual Meeting to be held on May 19, 2021. If you are a stockholder of record of Ross Stores, Inc. as of March 23, 2021, you have the right to vote your shares, and may elect to do so by proxy in advance of the Annual Meeting by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save paper, time, and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.          BY INTERNET

a.          Go to the website at www.proxyvote.com.
b.       Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.         Follow the simple instructions.

2.        BY TELEPHONE

a.          On a touch-tone telephone, call toll-free 1-800-690-6903.
b.       Enter the Control Number that appears on the proxy card or on the voting instruction card you received from your broker, bank, or their nominee.
c.         Follow the simple recorded instructions.

3.        BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

a.        Mark your selections on the proxy card.
b.          Date and sign your name exactly as it appears on your proxy card.
c.          Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker, or other holder of record, you are considered a beneficial owner, whose stock is held in “street name,” and instead of a proxy card you will receive instructions from your bank, broker, or other agent. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.
You will be able to attend the Annual Meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ROST2021. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 1:00 p.m. PDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:45 p.m. PDT, and you should allow ample time for the check-in procedures. If you need technical assistance, you may go to the URL beginning at the online check-in time, which will have instructions for contacting the shareholder help line.
We must receive votes by proxy submitted by Internet, telephone, or mail by 11:59 p.m. ET on May 18, 2021. Submitting your proxy by telephone or Internet will not affect your right to change your vote should you decide to attend the Annual Meeting virtually.

Your vote is important. Thank you for voting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	48
RELATED PERSON TRANSACTIONS	48
DELINQUENT SECTION 16(a) REPORTS	48
PROXY SOLICITATION FEES	48
TRANSACTION OF OTHER BUSINESS	49
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	49

PROXY STATEMENT

2021 Annual Meeting of Stockholders

ROSS STORES, INC.
5130 Hacienda Drive, Dublin, CA 94568
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (“we” or the “Company”), for use at the Company’s 2021 Annual Meeting of Stockholders to be held on Wednesday, May 19, 2021 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 23, 2021 are entitled to vote. Due to concerns regarding the coronavirus pandemic (“COVID-19”) and to assist in protecting the health and well-being of our stockholders and associates, this year’s Annual Meeting will be held virtually. We designed the format of our Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ROST2021, where you will be able to listen to the meeting live and vote your shares online.

The date of this Proxy Statement is April 6, 2021, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, and its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect 11 directors to serve a one-year term; (2) provide an advisory vote to approve executive compensation; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022; (4) vote on a stockholder proposal regarding executive share retention, if properly presented at the Annual Meeting; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 23, 2021, the Record Date for the Annual Meeting, 356,611,451 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person (which would include presence at a virtual meeting) or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, a list of our stockholders of record will be available for viewing by the stockholders for any purpose relevant to the Annual Meeting during ordinary business hours at our corporate offices located at 5130 Hacienda Drive, Dublin, CA 94568. Due to COVID-19 and related government restrictions and business impact, our corporate offices may be subject to limited business hours and access limitations or temporary closures; if the Company’s corporate offices are not open during regular hours, stockholders can call and can leave a voice message request for Angelica Griego at (925) 965-4231 to make alternative arrangements for access to the list of stockholders of record.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight ET the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee, FOR proposals 2 and 3, and AGAINST proposal 4. In addition, any Proxy received confers discretionary authority to vote on any matter that comes before the Annual Meeting and for which we did not have notice prior to sending out this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by submitting an updated vote online or by phone, or by attending the Annual Meeting virtually and voting online.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2021, except as noted in footnote (2), regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Person and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership	(1)	Percent of Common Stock Outstanding

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	47,968,112	(2)	13.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	29,547,783	(2)	8.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	25,739,806	(2)	7.2%
Michael Balmuth	103,852	(3)	*
K. Gunnar Bjorklund	35,816	(4)	*
Michael J. Bush	33,492	(5)	*
Norman A. Ferber	28,528	(6)	*
Sharon D. Garrett	209,210	(7)	*
Michael J. Hartshorn	143,967	(8)	*
Stephen D. Milligan	14,926	(9)	*
Patricia H. Mueller	2,751	(10)	*
George P. Orban	5,695,397	(11)	1.6%
Gregory L. Quesnel	26,944	(12)	*
Larree M. Renda	2,740	(13)	*
Barbara Rentler	458,104	(14)	*
Doniel N. Sutton	—	(15)	*
Travis Marquette	66,339	(16)	*
Brian Morrow	116,382	(17)	*
All executive officers (as defined by Rule 3b-7 of the Securities and Exchange Act of 1934) and directors as a group (16 persons, including the executive officers and directors named above)	7,047,212	(18)	2.0%
____________________________________________

*Less than 1%

(1)To the knowledge of the Company, the persons named in this table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, the information provided in Schedule 13G filings (as amended to date) made with the Securities and Exchange Commission (“SEC”), and the information contained in the footnotes to this table.
(2)Share amounts and beneficial ownership percentages are as of December 31, 2020, and are based solely on Schedule 13G/A filings made with the SEC by each beneficial owner. These filings contain further information with respect to the nature of the beneficial ownership and the sole or shared nature of voting and investment power. In particular, the most recent Statement on Schedule 13G/A filed by (A) T. Rowe Price Associates, Inc. indicates sole voting power as to 17,724,130 shares, no shares subject to shared voting power, sole dispositive power as to 25,739,805 shares, and no shares subject to shared dispositive power; (B) The Vanguard Group, Inc. indicates no shares subject to sole voting power and shared voting power as to 604,660 shares; and (C) BlackRock, Inc. indicates sole voting power as to 22,710,368 shares and no shares subject to shared voting power. The table assumes that there have been no changes in their reported ownership through March 1, 2021.
(3)Mr. Balmuth: Includes 61,233 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(4)Mr. Bjorklund: Includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(5)Mr. Bush: Includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(6)Mr. Ferber: Includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(7)Ms. Garrett: Includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting. Also includes 205,751 shares held in the name of Sharon D. Garrett Living Trust.
(8)Mr. Hartshorn: Includes 130,882 shares of the Company’s common stock that were issued under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(9)Mr. Milligan: Includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(10)Ms. Mueller: Includes 2,740 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(11)Mr. Orban: Includes 4,373,654 shares held in the name of Orban Partners; Mr. Orban is a general partner and managing partner of Orban Partners. Also includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting; 819,953 shares held indirectly in trusts for which Mr. Orban holds voting and dispositive power; and 86,590 shares that are part of a testamentary trust for which Mr. Orban is co-executor; in that capacity, Mr. Orban has shared power for voting and disposition, but no pecuniary interest.
(12)Mr. Quesnel: Includes 3,459 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(13)Ms. Renda: Includes 2,740 shares of the Company’s common stock that were issued under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(14)Ms. Rentler: Includes 322,777 shares of the Company’s common stock that were granted under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(15)Ms. Sutton: Became a director on March 11, 2021. Amount shown does not include 2,234 shares of the Company’s common stock that were issued on March 11, 2021, under the Company’s 2017 Equity Incentive Plan, which remain subject to vesting.
(16)Mr. Marquette: Includes 48,406 shares of the Company’s common stock that were issued under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(17)Mr. Morrow: Includes 90,315 shares of the Company’s common stock that were issued under the Company’s 2008 and 2017 Equity Incentive Plans, which remain subject to vesting.
(18)Includes 778,210 shares of the Company’s common stock issued under the Company’s 2008 and 2017 Equity Incentive Plans that remain subject to vesting.

PROPOSAL 1
ELECTION OF DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

The terms of the 13 current directors - Michael Balmuth, K. Gunnar Bjorklund, Michael J. Bush, Norman A. Ferber, Sharon D. Garrett, Michael J. Hartshorn, Stephen D. Milligan, Patricia H. Mueller, George P. Orban, Gregory L. Quesnel, Larree M. Renda, Barbara Rentler, and Doniel N. Sutton - will expire on the date of the Annual Meeting. Two current directors, Michael Balmuth and Norman Ferber, are not standing for re-election at the Annual Meeting. Accordingly, 11 persons are to be elected to serve as directors on the Board of Directors of the Company (the “Board”) at the meeting.

Vote Required and Board of Directors’ Recommendation

Directors who receive more votes in favor than votes against (or to withhold authority) will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present, but will not affect the election of directors. As further discussed below, under the heading “Bylaws Provide Majority Voting Standard for Director Elections,” our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election will not be re-elected and also must promptly tender his or her offer of resignation to the Board. At this Annual Meeting, the election of directors is uncontested.

The Board of Directors unanimously recommends that the stockholders vote FOR the following 11 director nominees - K. Gunnar Bjorklund, Michael J. Bush, Sharon D. Garrett, Michael J. Hartshorn, Stephen D. Milligan, Patricia H. Mueller, George P. Orban, Gregory L. Quesnel, Larree M. Renda, Barbara Rentler, and Doniel N. Sutton

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board may be fixed from time to time exclusively by the Board. The Company has a declassified Board, and all directors are to be re-elected annually. The Board currently consists of 13 authorized members; there are currently no Board vacancies. It is anticipated that the number of authorized members of the Board will be reduced by two and set at eleven members, effective following the Annual Meeting.

The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of the Board until the 2022 Annual Meeting of Stockholders are 11 of the 13 incumbent directors. The proxies solicited by the Board cannot be voted for a greater number of persons than the eleven nominees named.

The following table indicates the name, age (as of the Annual Meeting), business experience, principal occupation, and term of office of each nominee standing for election at the 2021 Annual Meeting.

Nominees for Election of Directors with Terms Expiring in 2022

			Director
	Principal Position	Age	Since
K. Gunnar Bjorklund	Chairman, Rev360 LLC since 2014; Managing Director, Sverica International from 1991 to 2014; Director, Corporate Strategic Planning, American Express Company, from 1987 to 1990; management consultant, McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	62	2003
Michael J. Bush
Managing Member, B IV Investments, LLC since 2007; Executive Chairman, Trumaker, Inc. from 2016 to 2018; Chief Executive Officer, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors, Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director, Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.
		60	2001
Sharon D. Garrett
Management consultant since 2013; Member of the Board of Directors, Jerome’s Furniture from 2017 to Spring 2020 (also member of the Strategic Planning (Chair) and Compensation committees); Member of the Board of Directors, Scott’s Liquid Gold-Inc. from 2014 to 2016 (also member of the Audit and Compensation committees); Executive Vice President, Revenue Cycle Optimization, American Medical Response, Inc. from 2012 to 2013, Senior Vice President, Reimbursement Services from 2007 to 2012; Chief Operating Officer, PT Holdings from 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; provided interim executive services for various companies from 2000 to 2002, including Chief Executive Officer, Zyan Communications from April to November 2000; Senior Vice President and Chief Information Officer, The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.
		72	2000
Michael J. Hartshorn	Group President and Chief Operating Officer of the Company since August 2019; Group Executive Vice President, Finance and Legal, and Chief Financial Officer during 2019; Executive Vice President, Chief Financial Officer from 2018 to 2019; Group Senior Vice President, Chief Financial Officer from 2015 to 2018; Senior Vice President and Chief Financial Officer from 2014 to 2015; Senior Vice President and Deputy Chief Financial Officer from 2012 to 2014; Group Vice President, Finance and Treasurer from 2011 to 2012; Vice President, Finance and Treasurer from 2006 to 2011. From 2002 to 2006, Mr. Hartshorn held a number of management roles in the Ross IT and supply chain organizations, after initially joining the Company in 2000 as Director, Assistant Controller. For seven years prior to joining Ross, he held various financial roles at The May Department Stores Company. The Nominating and Corporate Governance Committee has noted Mr. Hartshorn’s extensive executive and operational experience with the Company.	53	2021

Stephen D. Milligan
Member of the Board of Directors, Autodesk, Inc., since 2018 (also member of the Audit Committee since 2019); Member of the Board of Directors, Western Digital Corporation from 2013 to May 2020, Chief Executive Officer from 2013 to March 2020, President from 2012 to 2013; Chief Executive Officer, Hitachi Global Storage Technologies from 2009 to 2012, Chief Financial Officer from 2007 to 2009; Senior Vice President, Finance and Chief Financial Officer, Western Digital from 2004 to 2007, Vice President of Finance from 2002 to 2003.  The Nominating and Corporate Governance Committee has noted Mr. Milligan’s executive and financial experience.
		57	2015
Patricia H. Mueller
Management consultant since 2016; Member of the Board of Directors, Dave & Buster’s Entertainment, Inc. since 2015 (also member of the Compensation and Nominating and Corporate Governance (Chair) committees); Chief Marketing Officer and Senior Vice President, Advertising and Marketing at The Home Depot, Inc., from 2011 to 2016 and Vice President, Advertising, from 2009 to 2011; Senior Vice President, Marketing and Advertising, The Sports Authority, Inc. from 2006 to 2009; Vice President, Marketing and Advertising, American Signature, Inc. from 2004 to 2006. Additional executive positions at ShopNBC TV network from 1999 to 2004 included Senior Vice President, TV Sales and Promotions; Senior Vice President, Strategic Development; and Senior Vice President, Marketing and Programming. Ms. Mueller also held prior executive and leadership positions with Montgomery Ward, LLC from 1984 to 1999. The Nominating and Corporate Governance Committee has noted Ms. Mueller’s executive and retail experience.
		58	2020
George P. Orban	Managing partner, Orban Partners, a private investment company, since 1984; Chairman of the Board, Egghead.com, Inc. from 1997 to 2001, Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	75	1982
Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, from 2005 through February 2021 (also member of the Compensation (Chair) and Executive committees); Member of the Board of Directors, Potlatch Corporation from 2000 through December 2020 (also member of the Audit, Compensation, Finance (Chair), and Nominating and Corporate Governance committees); Chief Executive Officer and Member of the Board of Directors, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997, Senior Vice President and Chief Financial Officer from 1991 to 1994, prior executive and management positions from 1975 to 1991; prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.
		72	2009

Larree M. Renda	Member of the Board of Directors, Casey’s General Stores, Inc. since 2014 (also member of the Compensation (Chair) Committee; Member of the Board of Directors, International Speedway Corporation from 2015 to 2019 (also member of the Audit, Compensation (Chair), and Growth and Development committees); Executive Vice President of Safeway Inc. from 1999 to 2015; Member of the Board of Directors, HSBC Finance Corporation and HSBC North America Holdings Inc. from 2001 to 2013 (also member of the Audit and Risk committees). Additional positions held at Safeway Inc. included Executive Vice President, Chief Strategist and Administrative Officer from 2005 to 2010; Executive Vice President, Retail Operations, Human Resources, Public and Government Affairs, Labor Relations, Reengineering, and Communications from 2001 to 2005; Senior Vice President, Corporate Retail Operations and Vice President of Retail Operations from 1994 to 1999; and Vice President, Retail Operations of NorCal Division from 1991 to 1993. Ms. Renda also held retail positions of increasing responsibility for Safeway Inc. from 1974 to 1991. The Nominating and Corporate Governance Committee has noted Ms. Renda’s executive and operational experience.	62	2020
Barbara Rentler
Chief Executive Officer and a member of the Board of Directors since 2014; President and Chief Merchandising Officer, Ross Dress for Less from 2009 to 2014 and Executive Vice President, Merchandising, from 2006 to 2009; also served at dd’s DISCOUNTS as Executive Vice President and Chief Merchandising Officer from 2005 to 2006 and Senior Vice President and Chief Merchandising Officer from 2004 to 2005. Prior to that, Ms. Rentler held various merchandising positions since joining the Company in 1986. The Nominating and Corporate Governance Committee has noted Ms. Rentler’s extensive executive and merchandising experience with the Company.
		63	2014
Doniel N. Sutton	Chief People Officer, Fastly, Inc. since 2020; Senior Vice President, People, at PayPal Holdings, Inc. from 2017 to 2019, Vice President Human Resources from 2014 to 2017, and Senior Director, Human Resources from 2011 to 2014; Vice President, Human Resources, Real Estate and Relocation Services at Prudential Financial, Inc. from 2010 to 2011; Senior Vice President, Human Resources, Home Loan Servicing and Technology, Bank of America Corporation from 2008 to 2010, Vice President, Human Resources, Sales, Service, and Execution from 2005 to 2008, and Senior Human Resources Manager, Transaction Services from 2002 to 2005. Ms. Sutton also held prior human resources leadership roles at Honeywell International Inc. from 1997 to 2002. The Nominating and Corporate Governance Committee has noted Ms. Sutton’s executive and human capital leadership experience.	47	2021

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

During fiscal 2020, the Board held seven meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable committee meetings held during the year. The Board of Directors has determined that Mses. Garrett, Mueller, Renda, and Sutton and Messrs. Bjorklund, Bush, Milligan, Orban, and Quesnel are each an independent director under the applicable corporate governance requirements of the NASDAQ Stock Exchange (“NASDAQ”) listing rules. During the fiscal year, the independent directors held five meetings in executive session without management.

We have standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com in the “Investors” section under “Corporate Governance.” The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors, and business partners. Both of these Codes are also posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management, and Committees. Our Board has separated the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”), and has appointed Michael Balmuth to serve as Chairman of the Board and Senior Advisor, through the date of the Annual Meeting. Mr. Balmuth was formerly the Company’s CEO from 1996 to 2014. Our current CEO, Barbara Rentler, has been in the position since 2014. Mr. Balmuth is not standing for re-election as a director at the Annual Meeting. Following the Annual Meeting, the Board expects to name George Orban as Chairman and Barbara Rentler as Vice Chair.

In recent years, while Mr. Balmuth served as Chairman (and also as an executive officer), the Board has designated a Lead Independent Director, to act as a liaison between the Chairman, CEO, and independent directors and to serve as the designated Chair of the Nominating and Corporate Governance Committee. During fiscal 2020, Mr. Orban served as the Lead Independent Director. When Mr. Orban is named as Chairman following the Annual Meeting, his Chairman position will subsume the role of lead independent director, and there will no longer be a separately designated Lead Independent Director.

Our Board has determined that the current leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO, and to encourage active oversight by the independent directors. Our experience has shown that separation of the roles of Chairman and CEO can contribute to the effectiveness of both. However, for this structure to be most effective, it is key who fills each of these roles, and our Board believes that it is preferable for both people in these roles to have deep industry expertise and organizational familiarity with the Company. Mr. Balmuth previously served as our CEO (from 1996 to 2014), which we believe contributes to the effectiveness of our current leadership structure. Our Chairman Emeritus, Norman Ferber served as Chairman from 1993 to 2014 and was previously CEO from 1988 to 1996. Barbara Rentler, our CEO since 2014, has been with the Company since 1986. Mr. Orban is a long-serving independent director, with decades of in-depth business knowledge and organizational familiarity with the Company, which makes him well-suited to be named Chairman as is expected following the Annual Meeting.

Our Board exercises oversight on our risk management activities, and requests and receives reports from management, including direct presentations and reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting, and related matters, to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Annual self-evaluations are conducted by the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, to review and assess their performance and practices.

Audit Committee. The members of the Audit Committee during fiscal 2020 were Mses. Garrett and Renda and Messrs. Bush, Milligan, and Quesnel (Chair). Each of the members of the Audit Committee is independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. The Board has also determined that Mses. Garrett and Renda and Messrs. Bush, Milligan, and Quesnel are each “financially literate” and that Mr. Quesnel is considered to be an “audit committee financial expert” as those terms are defined in rules issued by the SEC. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and/or approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of the Company’s accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving certain related party transactions and disclosures. The Audit Committee held nine meetings during fiscal 2020. The functions and activities of the Audit Committee are further described under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of the managing of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, information security and data protection (“cybersecurity”), the Company’s sustainability efforts including greenhouse gas reduction initiatives, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2020 were Ms. Mueller, Mr. Bjorklund, and Mr. Orban (Chair), each of whom was independent as determined under the applicable corporate governance requirements of the NASDAQ listing rules. This committee held nine meetings during fiscal 2020. The Compensation Committee serves to carry out the responsibilities of the Board relating to determining the compensation of the Company’s executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity, and incentive compensation of executive officers and non-employee directors of the Company. This committee is also responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company’s Equity Incentive Plan and cash bonuses under the Incentive Compensation Plan, including establishing and certifying the attainment of the performance goals for those compensation plans, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan, Non-Qualified Deferred Compensation Plan, and Health and Welfare Plans. This committee is also tasked with assisting the Board in succession planning and development and retention of senior management talent, and helping to ensure leadership continuity and organizational strength to achieve the Company’s short- and long-term goals.

As discussed in the Compensation Discussion and Analysis, the third-party consultant retained by the Compensation Committee during fiscal 2020 to provide market data and advice on executive compensation matters was Exequity, LLP, which was retained only after assessing their independence under the criteria provided in the applicable corporate governance requirements of the NASDAQ listing rules.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2020 were Mses. Garrett, Mueller, and Renda and Messrs. Bjorklund, Bush, Milligan, Orban, and Quesnel. Each of the members of the Nominating and Corporate Governance Committee was independent as determined under the applicable standards of the NASDAQ listing rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election or appointment to the Board of Directors, and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on general matters involving our corporate governance and related policies. This committee held four meetings during fiscal 2020. The Nominating and Corporate Governance Committee Chair position is held by the person who is designated to serve as the Lead Independent Director, when the Board Chair position is not held by an independent director. During fiscal 2020, Mr. Orban served as the Lead Independent Director and Chair of the Nominating and Corporate Governance Committee.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence, and skill of candidates for election to our Board of Directors. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and evaluating candidates to fill such vacancy. This committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria listed below:

(i)personal and professional integrity, ethics, and values
(ii)experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, or other elements relevant to the success of a publicly traded company in today’s business environment
(iii)relevant business experience, at a senior management level, preferably in retail or in a related industry
(iv)experience as a board member of another publicly held company
(v)academic expertise in an area of the Company’s operations
(vi)practical and mature business judgment, including the ability to make independent analytical inquiries
(vii)whether the nominee is “independent” for purposes of SEC rules and corporate governance requirements of the NASDAQ listing rules applicable to the Company
(viii)potential conflicts of interest
(ix)other qualifications and characteristics the Nominating and Corporate Governance Committee
believes are pertinent

The Nominating and Corporate Governance Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. The Company also seeks to promote diversity, including gender and racial/ethnic diversity, within the Company and in the corporate boardroom. In the event that the Nominating and Corporate Governance Committee determines to recruit candidates as nominees to join the Board from outside the Company, the initial candidate pool will include qualified female and racially/ethnically diverse candidates and any third-party search firms will be instructed to include such candidates. Our eleven nominees for election at the Annual Meeting include five female directors and one racially/ethnically diverse director.

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria that apply to candidates identified by a committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable corporate governance requirements of the NASDAQ listing rules, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. For the next Annual Meeting, the timely submission of such a recommendation must be received by December 7, 2021. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide for “Proxy Access”

The Company’s Bylaws provide that eligible stockholders may have their director nominations included in the Company’s Proxy Statement, through a process commonly referred to as “Proxy Access.” Under the Company’s Bylaws, a stockholder or a group of up to 20 stockholders that has continuously owned for at least three years, 3% or more of the Company’s common stock, may nominate and include in the Company’s proxy materials for an annual meeting of stockholders, up to the greater of two directors or 20% of the total number of directors serving on the Board, provided that such stockholder(s) and nominee(s) also meet the timely notice and other requirements set forth in the Company’s Bylaws.

Bylaws Provide Majority Voting Standard for Director Elections

The Company’s Bylaws provide for a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes against election (including votes to “withhold authority”) than votes in favor of election is not elected. In addition, any incumbent director who fails to receive such majority approval from the stockholders must tender an offer of resignation to the Board within 14 days following certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and will make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Bylaws also provide that the Board is required to take action on the matter within 90 days following certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 5130 Hacienda Drive, Dublin, CA 94568. Communications from stockholders addressed to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are deemed abusive, repetitive, in poor taste, or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or relating to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors attend the Annual Meeting, absent a valid reason such as an unavoidable scheduling conflict. All of the current members of the Board of Directors attended the 2020 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2020:

Director Compensation (Fiscal 2020)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total Compensation
Michael Balmuth* †	$—	$—	$—	$—
K. Gunnar Bjorklund	$72,750	$160,057	$—	$232,807
Michael J. Bush	$75,750	$160,057	$—	$235,807
Norman A. Ferber †	$—	$160,057	$2,566,363	$2,726,420
Sharon D. Garrett	$75,750	$160,057	$—	$235,807
Stephen D. Milligan	$75,750	$160,057	$—	$235,807
Patricia H. Mueller	$48,500	$270,054	$—	$318,554
George P. Orban	$110,250	$160,057	$—	$270,307
Gregory L. Quesnel	$108,750	$160,057	$—	$268,807
Larree M. Renda	$50,500	$270,054	$—	$320,554
Barbara Rentler*	$—	$—	$—	$—

*     In fiscal 2020, Mr. Balmuth and Ms. Rentler did not receive any separate compensation for their service as members of the Board. Information regarding compensation for Mr. Balmuth and Ms. Rentler is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

†     Mr. Balmuth and Mr. Ferber are not standing for re-election at the Annual Meeting.

(1) The fees earned reflect a suspension of the cash element for one quarter during Spring 2020.

(2)   In fiscal 2020, directors were awarded an equity retainer fee in shares of restricted common stock in an amount with a value of $160,000. In March 2020, Mses. Mueller and Renda were elected to the Board and awarded an initial retainer fee for shares of restricted stock with a value of $270,000. The number of shares awarded is determined by dividing the grant value by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ Stock Market on the date of grant and rounding up to the next whole share. For fiscal 2020, the amounts shown for Ms. Garrett and Messrs. Bjorklund, Bush, Ferber, Milligan, Orban, and Quesnel reflect a restricted stock award of 1,761 shares granted on May 20, 2020; the amounts shown for Mses. Mueller and Renda reflect a restricted stock award of 2,740 shares granted on March 11, 2020. The outstanding equity awards held at fiscal year-end by non-employee directors and that remain subject to vesting were as follows:
a.Mr. Bjorklund: 3,459 shares of the Company’s common stock.
b.Mr. Bush: 3,459 shares of the Company’s common stock.
c.Mr. Ferber: 3,459 shares of the Company’s common stock.
d.Ms. Garrett: 3,459 shares of the Company’s common stock.
e.Mr. Milligan: 3,459 shares of the Company’s common stock.
f.Ms. Mueller: 2,740 shares of the Company’s common stock.
g.Mr. Orban: 3,459 shares of the Company’s common stock.
h.Mr. Quesnel: 3,459 shares of the Company’s common stock.
i.Ms. Renda: 2,740 shares of the Company’s common stock.

(3)  All Other Compensation for Mr. Ferber consists primarily of amounts paid pursuant to his current Consultancy Agreement and Retirement Benefits Package Agreement, as described below under the caption Other Compensation. The amount shown is comprised of fiscal 2020 consulting fees of $2,142,218, which reflects a 33% monthly reduction from April 1 through May 24, 2020; benefits valued at $168,120 paid under the terms of the Retirement Benefits Package Agreement (which includes executive medical, dental, vision, and mental health insurance, health advisory services, group life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, estate planning, expense reimbursements, and certain “matching contributions” (as that term is defined in the agreement); income tax gross-up payments of $93,572; and administrative support inclusive of benefits valued at $162,453. As noted in the Perquisites table and discussion, occasionally directors and family members of executive officers and directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

Directors who were not officers or employees of the Company (“non-employee directors”) received an annual cash retainer of $85,000 (paid quarterly). Audit Committee and Compensation Committee members also received annual cash retainers of $16,000 and $12,000, respectively (paid quarterly). The Chair of the Audit Committee (Mr. Quesnel) and the Chair of the Compensation Committee (Mr. Orban) received annual retainers of $60,000 and $37,000, respectively (paid quarterly). The Lead Independent Director, Mr. Orban, who also serves concurrently as Chair of the Nominating and Corporate Governance Committee, received an additional annual retainer of $25,000 (paid quarterly). During the fiscal year, the non-employee directors also received an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $160,000.

As part of the Company’s efforts to reduce expenses during the COVID-19 pandemic, the non-employee members of the Board voted to suspend the cash element of their director compensation for one quarter during Spring 2020.

The Compensation Committee determines the value and form of director equity awards on an annual basis, including any equity awards for newly-appointed, non-employee directors. The practice is to grant annual awards on the date of the annual stockholders’ meeting. As indicated above, in fiscal 2020 incumbent directors were awarded an annual equity retainer in the form of a grant of restricted shares of common stock with a grant date value of $160,000. These awards vest in equal annual installments over a three-year period. Under the 2017 Equity Incentive Plan, the aggregate grant date fair value of all awards granted during any fiscal year to any Non-Employee Director shall not exceed one million dollars ($1,000,000).

Other Compensation

In addition to his service as a Board member, Norman Ferber, our former Chief Executive Officer and former Chairman of the Board, provides significant additional services to the Company as an ongoing strategic consultant to our senior management team, pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) that currently has a term ending on May 31, 2022 (“Consultancy Termination Date”). The level of activity and types of responsibilities in which Mr. Ferber engages go far beyond those typical for a Board member. Mr. Ferber is not standing for re-election as a Board member at the Annual Meeting; his role as a strategic consultant will continue.

Off-Price retail is a highly specialized part of the broader retail industry. For consistent success in this business, judgment counts and experience matters. Mr. Ferber has significant, non-transferable expertise and skills relating to the key success factors in this distinct field. In his more than 40 years in Off-Price retail, Mr. Ferber has played a central role in the development and evolution of the sector, and has developed a unique understanding of the Off-Price retail business model, customer, vendor and supply dynamics, real estate strategies, and other aspects of this special area of retail. In addition, Mr. Ferber has nearly four decades of experience with our Company, not only as our former Chief Executive Officer and Chairman of the Board, but also through prior executive roles in merchandising, marketing, and distribution. As a result, Mr. Ferber has special knowledge and insight regarding our Company’s business model, strategies, personnel, opportunities, and challenges. This unique expertise and set of competencies cannot be replicated through existing personnel or external consultants.

As part of this consulting services arrangement, the Company leverages Mr. Ferber’s special knowledge and skills to help the Company succeed in the challenging retail environment. Mr. Ferber’s consulting services include attending meetings, participation in group conference calls, discussions with key senior executives, interviewing and reference-checking of candidates, preparation and review of documents, and analysis and input regarding the Company’s strategies, performance, trends, and other issues. Those services are in addition to his role and oversight as a member of the Board.

Examples of specific activities Mr. Ferber conducted during fiscal 2020 under his consulting arrangement include:

•Providing ongoing strategic input and advice to our senior leadership team on retail trends and business opportunities/challenges.
•Advising and assisting the Company in responding to and navigating the COVID-19 pandemic.
•Partnering with the Company’s Chairman, CEO, COO, CFO, and other senior executives on developing and updating the Company’s long-term strategic growth plans.

•Working directly with the Chairman, CEO, COO, CFO, and other senior executives to assess performance across and within merchandise areas, and helping to identify and develop potential solutions to address key merchandise opportunities.
•Advising the CEO, COO, and CFO regarding general business matters, as well as on specific competitive issues and opportunities, business challenges, and decisions.
•Serving as a member of our Real Estate Committee, which provides oversight over the development, purchase, ownership and/or leasing of all real property, including review and approval of new Ross Dress for Less and dd’s DISCOUNTS store locations and lease terms.
•Playing a significant advisory role in investor communications, including review and feedback relating to written materials and preparation for each quarterly earnings release and conference call.
•Providing advice on responding to shareholder proposals received by the Company, as well as providing strategic input regarding the Company’s Annual Meeting of Shareholders and various specific matters.
•Playing an important role in the assessment and development of updates to the Company’s long-term succession planning relating to our key leadership roles, including specific executive personnel recommendations.
•Assisting with the ongoing development of key executives.

Mr. Ferber’s Consultancy Agreement provides that Mr. Ferber will receive a consulting fee of $2,250,000 annually through May 2021, and $1,600,000 annually through May 2022, paid in monthly installments. Mr. Ferber has voluntarily declined the annual cash retainer and meeting fees otherwise payable to non-employee directors. He continues to receive the standard annual equity award of restricted stock under the Company’s Equity Incentive Plan. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

In conjunction with other salary and payroll expense reduction measures taken by the Company in response to the store closures and other business disruptions resulting from regional and national efforts to slow the COVID-19 pandemic, Mr. Ferber agreed to a reduction of his monthly consulting fee payments by 33% from April 1, 2020 until May 24, 2020.
The Company also has a Retirement Benefits Package Agreement (“Benefits Agreement”) with Mr. Ferber. The Benefits Agreement provides that Mr. Ferber and his spouse are entitled to continue to participate in (at no cost to them) the following Ross employee benefit plans during their lifetimes: executive medical, dental, vision, and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Mr. Ferber’s 401(k) (or payment of an equivalent amount). The medical, dental, and vision benefits will be provided at the greater of the level of coverage provided to Mr. Ferber in 2012 or the level of coverage provided to our CEO. Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal to that provided to our CEO (but not less than $20,000). Mr. Ferber will also be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.
Under the Benefits Agreement, on termination of Mr. Ferber’s consultancy with the Company (other than upon Mr. Ferber’s death) the Company will pay Mr. Ferber $75,000 per year for a period of 10 years. In addition, the Company has agreed to provide administrative support for Mr. Ferber while he remains a consultant through May 31, 2022.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then-current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof.

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our Named Executive Officers (“NEOs”) as described in this Proxy Statement. This annual proposal, commonly known as a “Say on Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short- and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us in attracting, motivating, and retaining a strong leadership team. The underlying philosophy of our program has not significantly changed since 1982. We believe that it has been a key reason historically that we have been able to recruit and retain outstanding executives, and achieve exceptional rates of stockholder return over long time horizons. Maintaining management stability and retaining smart people who know our business are critical to our success. Our NEOs have an average tenure of over 20 years. Over the last 10 years, our average annual total shareholder return has been 22%, and our average annual rate of return on equity has been 42%. We have also returned $6.8 billion to stockholders through annual share repurchases during that time.
At last year’s Annual Meeting, our stockholders voted more than 93% in favor of the advisory approval. We believe our executive compensation program continues to be effective.

A substantial majority of the compensation awarded to our NEOs, or realizable by them, is linked to Company performance and to the value of our common shares. Base salaries account for approximately 20% of our NEOs’ total compensation.

As further described below under the heading “Executive Compensation - Compensation Discussion and Analysis,” which we encourage you to review, highlights of our executive compensation program include the following:

•Annual Cash Incentive: This portion of compensation is completely at risk due to the performance-based structure of our Incentive Compensation Plan. The amount of the annual bonus awards paid under our Incentive Compensation Plan can vary significantly based on the Company’s degree of success in the achievement of annual Company performance goals and targets established in advance by our Compensation Committee.

•Performance Share Awards: Unlike the Incentive Compensation Plan, which pays cash bonuses entirely on an annual basis, a significant portion of the performance shares, once earned based on performance achieved in a given year, are then subject to further vesting based on continued service to the Company over a further two-year period. We believe this framework encourages executive retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.

•Restricted Stock Awards: Restricted stock awards granted to our NEOs are structured to vest in large increments in future years after grant, and generally cliff vest over five years of service. We believe that the value of these awards and their extended vesting periods provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long term. We believe these long-term equity awards are extremely important to aligning the financial interests of our NEOs with those of our stockholders, and they expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. Our use of full value awards is also intended to manage overall compensation expense and to mitigate the impact of dilution under the Company’s equity plans.

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our NEOs with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2021 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Ross Stores, Inc. NEOs, as disclosed in the Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Although this vote is advisory and is not binding on the Board, the Compensation Committee, or the Company, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

This proposal to approve our executive compensation, on an advisory basis, will be approved if the number of shares voted FOR exceeds the number of shares voted AGAINST. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 3
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending January 29, 2022. We do not anticipate that any representative of Deloitte will be present at the virtual Annual Meeting or available to respond to questions or to make any statement.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively by holders of shares of common stock present or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal and will have no effect on the outcome.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection of Deloitte is ratified by our stockholders, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls, and the independence and performance of both its internal auditors and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of five non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section. Each Committee member is independent as defined by the applicable corporate governance requirements of the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held nine meetings during fiscal 2020. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors, and the Company’s independent registered public accounting firm, Deloitte. We discussed with representatives of the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. We met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 30, 2021 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3526 (“Communications with Audit Committees Concerning Independence”). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 30, 2021 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax, and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chair to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2020 and 2019.

Fees	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$2,020,000	$1,836,000
Audit-Related Fees	127,000	122,000
Tax Fees
Tax Compliance Fees	98,000	200,000
Other Tax Services	465,000	130,000
All Other Fees	—	—
Total Fees	$2,710,000	$2,288,000

Audit Fees in fiscal 2020 and 2019 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q, and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, and audits of employee benefit plans. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Gregory L. Quesnel, Chair
Michael J. Bush
Sharon D. Garrett
Stephen D. Milligan
Larree M. Renda

PROPOSAL 4
STOCKHOLDER PROPOSAL REGARDING EXECUTIVE SHARE RETENTION

We received the following proposal from the New York State Common Retirement Fund, 110 State Street, 14th Floor, Albany, NY 12236, who have represented they are the beneficial owner of at least $2,000 of our common stock.

In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this Proxy Statement as they were submitted to us. All statements contained in the proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the meeting.

Our Board OPPOSES the proposal for the reasons stated after the stockholder proposal and statement of support.

STOCKHOLDER PROPOSAL AND STATEMENT OF SUPPORT

Proposal on Share Buybacks and Share Retention

RESOLVED: Shareholders of Ross Stores, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to disclose if, and how, it seeks to require that named executive officers retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age.

In its discretion, the Committee may wish to consider:

•Defining normal retirement age based on the Company’s qualified retirement plan with the largest number of participants
•Adopting a share holding period requirement of at least one year after they retire or separate from the Company,1 and
•Whether this supplements any other share ownership requirements that have been established for senior executives.

This policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans after meeting targets. Our proposal seeks to better link executive compensation with long-term performance by requiring meaningful retention of shares senior executives receive from the Company’s equity compensation plans. Requiring named executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age, regardless of when the executive actually retires, will better align the interests of executives with the interests of shareholders and the Company.

In addition, the Company has made $7 billion of share repurchases in the past decade.2 When Company senior executives sell their shares during a share buyback, it may send mixed message to shareholders-on one hand, the Board may convey that the company stock is undervalued enough to make the buyback worthwhile while management is indicating that it is valued highly enough to be worth selling.

In our opinion, the Company’s current share ownership guidelines for senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term, sustainable value.

1 https://www.cii.org/files/ciicorporategovernancepolicies/20190918NewExecCompPolicies.pdf
2 https://investors.rossstores/node/18701/html

RECOMMENDATION OF THE BOARD OF DIRECTORS - COMPANY’S STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST this proposal.

•Our current policies and practices, in place and disclosed since 2010, are already designed to align the interests of the Company’s executives with those of shareholders, by requiring share ownership by our senior executives and encouraging share retention as long as the executive serves with the Company, regardless of whether or not the executive is eligible to retire. Further, our NEOs have an average tenure of more than 20 years, highlighting that they take long-term views.

•These share retention policies apply to our executives at the Group Senior Vice President level and above, and are discussed in this Proxy Statement in “Compensation Discussion and Analysis” under “Director and Officer Stock Ownership Guidelines.”

•The equity compensation elements of the Company’s executive compensation programs already include multi-year (often, 5 year) vesting requirements that promote “long-term thinking,” and put our executives at risk if the value of our stock decreases while providing them with added potential upside if our long-term stock price increases. Our long-term, multi-year vesting requirements differentiate us from many other public companies. This already adequately addresses the intent behind the proposal.

•The Board believes the Company’s existing policies and practices strike an appropriate balance between promoting equity ownership and allowing executives to manage their personal financial affairs, and that a different approach to retention requirements is unnecessary and could impair the Company’s ability to competitively recruit and retain executive talent.

Executive share ownership and retention policies and practices: The Company’s executive compensation practices are overseen by the Board of Directors’ Compensation Committee, with policies and practices designed to align executives’ interests with those of shareholders and to promote a long-term perspective in managing the Company. These policies and practices require share ownership by executives at the Group Senior Vice President level and above, as long as the executive serves at the Company, regardless of whether the executive is eligible to retire. These policies and practices include:

Executive stock ownership guidelines. Under our stock ownership guidelines, the Chief Executive Officer is expected to maintain stock ownership with a fair market value of at least four times annual base salary. Group President and President level executives are expected to maintain stock ownership with a fair market value of at least three times annual base salary. Executive Vice President level executives are expected to maintain stock ownership of at least two times annual base salary, with one times annual base salary required for Group Senior Vice President level executives. All of these executives own well in excess of what is required under the guidelines. Compliance is monitored on an annual basis and discussed in our Compensation Discussion and Analysis.

Long-term equity awards. The Company’s executive compensation program emphasizes long-term equity incentives that tie executive officer compensation to long-term shareholder value. Long-term incentives include performance share units with three-year vesting conditions and restricted stock awards that are typically subject to five-year vesting requirements. More than half of our Named Executive Officers’ 2020 compensation consisted of stock awards. Additional information regarding equity compensation for the Company’s Named Executive Officers can be found in the Compensation Discussion and Analysis, as well as the Compensation Tables in this Proxy Statement.

Other policies. The Company’s other policies promote a long-term perspective by executive officers. For example, any sale of Company shares by executives is subject to claw back provisions. In addition, our policies prohibit pledging or hedging transactions with respect to Company stock.

The Board believes that the Company’s current policies and practices already take into consideration the intentions behind the stockholder proposal, and strike an appropriate balance between promoting equity ownership that aligns the interests of executives with the Company’s long-term success, while allowing executives to manage their personal financial affairs, and that imposing a different approach to share retention requirements is unnecessary and could impair the Company’s ability to recruit and retain executive talent as we seek to sustain the Company’s competitive position in a highly competitive retail environment.

FOR THE REASONS SET FORTH ABOVE, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” ADOPTION OF PROPOSAL 4.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting affirmatively or negatively is required for approval of this proposal. Abstentions and broker non-votes will be counted as present in determining whether a quorum is present, but will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote AGAINST Proposal 4 regarding executive share retention.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We operate two brands in the competitive off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd’s DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary expertise and experience to successfully execute our off-price strategies in all facets of our operations. Maintaining management stability and retaining smart people who know our business are critical to our success. Our NEOs have an average tenure of over 20 years. Over the last 10 years, our average annual total shareholder return has been 22%, and our average annual rate of return on equity has been 42%. We have also returned $6.8 billion to stockholders through annual share repurchases during that time.

Our philosophy and approach to executive compensation have been consistent for many years and serve to align executive interests with those of our stockholders. Key design features that reinforce this alignment with stockholder interests include:

Our programs pay for performance and emphasize “at-risk” pay over fixed pay, with more than 50% of the NEOs’ average compensation opportunity tied to Company profit performance.

In addition to at-risk pay components, approximately 25% of the NEOs’ pay, on average, is in the form of restricted share grants which generally vest over five years, providing a strong link between realized pay and the long-term share price, and long-term Company performance to the extent that it is reflected in the share price.

Other noteworthy governance policies include:

We have meaningful stock ownership guidelines for Executive Officers and non-employee Directors, and our policies preclude hedging and pledging for all Insiders.

We limit accelerated vesting upon a change in control to situations where the executive is involuntarily terminated or terminates for good reason (referred to as “double-trigger”).

We do not provide NEOs with tax gross-ups on perquisites or payments related to a change in control.

The Compensation Committee formally evaluates risks in our Compensation Plans each year.

We believe that our compensation practices, along with our strong history of financial performance and shareholder returns, have been key contributors to the greater than 93% approval levels on our say on pay proposals in each year since 2011.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests by linking significant elements of the compensation package directly to stock value. Retention is also an important objective of our programs, as we believe that the Company’s growth and improvements in year-over-year performance are directly related to the consistent, sustained efforts of our executive leadership team. Our executive compensation program is designed to:

•Attract, retain, and motivate a strong executive leadership team to create and sustain our business success in the competitive off-price apparel and home goods market.

•Reinforce our high-performance culture and values through programs focused on clarity and accountability, that are also levered to deliver above-market compensation opportunities for superior performance and results.

•Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation.

•Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

We achieve these objectives through a balanced combination of the following three primary components of our compensation programs:
•Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries account for approximately 20% of our NEOs’ total compensation.

•Annual Cash Incentive Program: A near-term cash incentive bonus plan with payout levels based on degree of achievement of an annual Company performance goals. The Incentive Compensation Plan is designed to focus the entire executive leadership team on a shared annual Company performance goals.

•Long-Term Equity Incentives: The greatest emphasis among the three components is placed on longer-term incentives, in order to focus and align our executive leadership team upon achievement of increased long-term stockholder value. Equity-based compensation takes two forms -- performance share awards and restricted stock awards, which are subject to performance-based and/or time-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and we do not match any contributions under our deferred compensation plan.

COVID-19 Pandemic Impact

The sudden and unexpected outbreak of COVID-19 at the beginning of 2020 created significant and unforeseen challenges for our Company and our executive management team. The resulting major global health pandemic dramatically changed the business environment and required urgent operational responses and changes in our corporate priorities. It also resulted in the need to make corresponding adjustments in our performance goals and measures of management success.

Consistent with our typical practice, the Compensation Committee granted management incentive plan and performance share awards (PSA) on March 11, 2020 and established fiscal 2020 adjusted pretax profit levels as the performance metric against which success in determining payouts for these performance awards (“2020 Performance Awards”) would be measured.

Over the course of the following week, the COVID-19 pandemic escalated dramatically, resulting in closures of 65 of our stores in the San Francisco Bay Area. On March 20, 2020 we took the unprecedented step of temporarily closing all of our stores chain-wide, to protect the health and safety of our customers and associates and to comply with state and local requirements.

Some of our peer group retailers, including our closest competitors, benefited from a year-end compensation planning cycle and approval process that typically occurs a few weeks later than ours, which allowed them to delay and modify their fiscal 2020 compensation actions given the rapid escalation of the pandemic. This approach was not an option for the Company, given the timing of our annual compensation planning cycle.

As part of our initial response to the crisis, we implemented temporary salary reductions for all executive officers which began on April 1, 2020 (and to remain in effect until we reopened 50% of our stores), with the most substantial reductions at more senior levels. The CEO and Chairman agreed to forgo their full salary during this timeframe. We subsequently began reopening stores in May and reversed those temporary salary reductions on May 24, 2020.

At the time the Compensation Committee established the performance goals for the 2020 Performance Awards it believed that those metrics reflected a challenging but attainable level of financial performance that was also in line with the Company’s longer-term strategic goals. As described above, almost immediately after the grant of the 2020 Performance Awards, the COVID-19 pandemic changed the situation dramatically. As a result of the significant, prolonged chain-wide store closure, to protect the health and safety of our customers and associates and to comply with state and local requirements, and the ongoing adverse impact of the pandemic on the Company’s operations and potential earnings, the Committee determined that it would not be feasible for the Company to achieve even the threshold levels for fiscal 2020 adjusted pretax profit established under the original goals.

The Compensation Committee strongly believes that it is imperative to maintain the Company’s pay for performance philosophy and to align our executives’ compensation with stockholders’ interests. In accordance with that philosophy, given the ongoing uncertainties relating to the COVID-19 pandemic, the inability to effectively establish new quantitative or formulaic goals for the year, and to appropriately recognize the necessary shifts in management priorities to reflect the reality of operating in a COVID-19 pandemic environment, the Compensation Committee approved modifications to the Company’s 2020 Performance Awards. The Committee viewed these changes as temporary, yet necessary to adequately reward performance and retain talent.

On August 19, 2020, the Compensation Committee determined that it would be in our stockholders’ best interests to establish an approach whereby the Committee would consider the achievement of certain “Key Business Priorities” as an alternative performance measure applicable to the 2020 Performance Awards. Provided that if the Committee applied the “Key Business Priorities,” in lieu of fiscal 2020 adjusted pretax profit as the performance measure under the 2020 Performance Awards, the maximum award earned by participants was reduced from 200% to 125% of target under the terms of the original awards. For executive officers of the Company, the total target values of 2020 Performance Awards did not change as result of these modifications. In addition, the Committee resolved to make a quarterly evaluation and assessment of progress by the Company toward achievement of the “Key Business Priorities.”

These modifications were publicly disclosed by Form 8-K on August 20, 2020.

The Company took additional actions to recognize and reward associates working in our Distribution Centers and Stores. We increased wages for associates working in the Distribution Centers and paid Appreciation Bonuses to eligible Store associates.

The “Key Business Priorities” were focused on the most critical actions necessary to sustain the business through the uncertainty caused by the COVID-19 pandemic, and to position the Company to thrive in a post-pandemic environment. These “Key Business Priorities” included: (1) taking aggressive action to preserve and strengthen the Company’s cash liquidity during the pandemic; (2) mitigating risk given the uncertain economic environment and the possibility of additional required store closures, by balancing driving sales with managing inventory conservatively; (3) effectively operating the business during the different phases of the pandemic, including closing and reopening stores as needed and managing our supply chain through this unprecedented disruption; and (4) complying with applicable local, state, and federal COVID-related safety requirements to protect the health and safety of our customers and associates.

The Compensation Committee met on a regular basis to discuss and assess the Company’s performance against the “Key Business Priorities,” and ultimately to approve the payouts for the 2020 Performance Awards. The Compensation Committee determined that the Company had substantially achieved those “Key Business Priorities” and approved a payout of 95% of target for the 2020 Performance Awards.

Below are select examples supporting the Compensation Committee’s assessment that the Company substantially achieved the “Key Business Priorities:”

•When the pandemic initially escalated, we took aggressive action to strengthen our liquidity including drawing down $800 million on our existing line of credit, suspending our share buyback and quarterly dividend, completing a $2 billion public senior notes issuance, and establishing an additional revolving credit facility.
•We substantially reduced planned capital expenditures for the year and implemented extensive non-sales volume and non-furlough related expense cuts, including temporary salary reductions, headcount freezes, advertising and travel reductions, negotiated rent deferrals and abatements, and other items.
•Temporary furloughs were implemented in our Stores, Distribution Centers (DCs), and at the Corporate and Buying Offices.
•We cancelled purchase orders where needed and extended our average trade credit on our payables for all orders placed once we restarted operations.
•Numerous changes were made to our planning, allocations, and merchandising processes and we implemented additional technologies and best practices for remote working given the impact of the pandemic.
•Extensive safety measures were implemented which were intended to meet or surpass CDC and OSHA requirements as well as local ordinances. Key measures included: implementing social distancing measures in our stores and DCs, adjusting store layouts, reducing associate density including staggered shifts in our DCs; enhanced cleaning (providing shopping cart wipes for customers, frequently disinfecting high touch areas, providing sanitation stations throughout stores and DCs); additional health and safety protocols (requiring all customers to wear masks, providing PPE to all associates, conducting associate symptom screens, implementing contact tracing procedures for confirmed or presumed positive associate cases).
•As we reopened our stores in the second quarter, we used aggressive markdowns to clear aged inventory. Initial sales following the reopening significantly exceeded our plan. For the second quarter, comparable store sales declined 12% for reopened stores from the date of their reopening to the end of the fiscal quarter; we reported margins and earnings ahead of our expectations.
•We reopened all our stores by early July and during the Fall season were subsequently required to re-close stores in several markets as well as adjust our hours and occupancy limits in certain stores due to local restrictions. We took steps to mitigate these issues in stores by maximizing customer throughput at checkout, including staffing more registers, adding additional registers to certain stores where possible, and extending store hours.
•Our supply chain team ramped up distribution center production after required closures as quickly as possible in a very tight warehouse labor market, and achieved key production goals.
•During the third quarter, we repaid in full the $800 million borrowed from our line of credit, successfully refinanced $775 million of our $2 billion in public senior notes at much lower interest rates, and terminated our additional revolving credit facility.
•Going into Fall 2020, we adjusted merchandise mix to reflect customer trends and took advantage of higher close-out availability. For the third quarter, we saw a comparable store sales decline of 3% on significantly lower inventories; we again reported margins and earnings ahead of our expectations.
•Given the surging virus in the fourth quarter, increased occupancy restrictions, curfews, and additional store closures, we planned the business and managed our inventory conservatively. For the fourth quarter, we saw a comparable store sales decline of 6% on significantly lower inventories; we reported margins and earnings in line with our expectations.

The COVID-19 pandemic is continuing into fiscal 2021, along with its disruptive economic consequences and adverse effect on retail shopping trends. The resulting uncertainties continue to make it difficult to establish challenging but attainable financial performance goals with a reasonable degree of confidence. While attention to the special priorities for managing during the pandemic will remain important for some further period of time, it is the Committee’s intention to begin transitioning back to a focus on quantitative metrics for fiscal 2021 performance goals.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the “Committee”) serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO. For fiscal 2020, the Committee was comprised of three independent directors, George P. Orban (Chair), K. Gunnar Bjorklund, and Patricia H. Mueller. All Committee members met the independence standards under the corporate governance requirements of the NASDAQ listing rules and under the SEC rules relating to the grant of equity compensation that were applicable for fiscal 2020 and prior periods. The Committee operates under a written charter which the Committee reviews annually and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2020, the Committee retained an independent compensation consulting firm, Exequity, LLP (the “Consultant”) to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee, assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs, and reported to the Committee in regard to market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for herself and the Chairman of the Board and Senior Advisor, to the Committee each year. The Committee reviews each element of compensation for each NEO.

The CEO is not involved in the process for setting her own compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-upon metrics set by the Committee; (ii) an analysis showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors and that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Committee, which then presents its recommendation to the other independent directors for review and comment. After this process, the Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data are one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group companies over one-, three-, five-, and ten-year time frames to gauge the Company’s comparative performance with a clear focus on the longer term.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. For fiscal 2020, these companies consisted of:

Bed Bath & Beyond Inc.	Best Buy Co., Inc.	Burlington Stores, Inc.	Dick’s Sporting Goods, Inc.
Dollar General Corporation	Dollar Tree, Inc.	Foot Locker, Inc.	The Gap, Inc.
Kohl’s Corporation	L Brands, Inc.	Macy’s, Inc.	Nordstrom, Inc.
PVH Corp.	The TJX Companies, Inc.	Ulta Beauty, Inc.	V.F. Corporation
Williams-Sonoma, Inc.

The peer companies considered most relevant can vary for each of the executive positions.

Setting Performance Metrics for Incentive Compensation

Each year, the Committee reviews and establishes the annual performance metrics used for the Incentive Compensation Plan and for the performance share award component of our long-term incentive program, both of which are described in more detail below. The philosophy embraced by the Committee has not changed significantly since 1982 - it emphasizes consistency, simplicity, and alignment across the executive leadership team. As previously described in the “Overview of COVID-19 Impact,” for fiscal 2020, the Committee amended the performance metrics for both the Incentive Compensation Plan and performance share awards to include “Key Business Priorities” as an alternative measure of performance.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a contract renewal, promotion, or other change in responsibilities. Base salaries for executives are determined after considering the following factors: experience, expertise, expected future contributions, criticality to the Company, individual performance, and the need to be competitive in the labor market.

In March 2020, the Company conducted its annual salary review cycle for executive officers, and the Committee approved the following increases to base salaries: Ms. Rentler, 1.8%; Mr. Marquette, 2.0%; Mr. Hartshorn, 1.8%; Mr. Balmuth, 1.3%; and Mr. Morrow, 1.8%. These salary adjustments were approved prior to the onset of the COVID-19 pandemic.

Consistent with Company-wide measures taken to preserve cash, the Committee approved temporary salary reductions for our NEOs as outlined below. The reductions began on April 1, 2020 and remained in effect until May 24, 2020 when more than 50% of our stores had reopened.

•Barbara Rentler, Chief Executive Officer: 100% salary reduction
•Travis Marquette, Executive Vice President and Chief Financial Officer*: 20% salary reduction
•Michael Hartshorn, Group President and Chief Operating Officer: 50% salary reduction
•Michael Balmuth, Chairman of the Board and Senior Advisor: 100% salary reduction
•Brian Morrow, President, Chief Merchandising Officer - dd’s DISCOUNTS: 40% salary reduction

*Effective March 16, 2021, Mr. Marquette was promoted to Executive Vice President and Chief Financial Officer.
Annual Cash Incentive

The Incentive Compensation Plan (“ICP”) is an annual cash incentive program designed to link a meaningful portion of each NEO’s current cash compensation with the Company’s annual performance objectives. Having the same goals and incentive program for all officers serves to align the entire executive leadership team. As previously discussed, the COVID-19 pandemic required a shift in management focus to realign with new business priorities. In August 2020, the Compensation Committee approved an alternative set of performance measures for our annual incentive plan. These fiscal 2020 performance measures are focused on “Key Business Priorities” (as described on page 25) necessary to sustain the business through the uncertainty caused by COVID-19, and to position the Company to thrive in a post-pandemic environment.

A payout is made after the Company’s performance results for the fiscal year are reviewed and the Committee has assessed the level of performance. This portion of executive compensation is completely at risk.

The ICP target award amounts vary among the executives and are determined based on: (i) annual cash incentive compensation target levels for similar positions at peer companies; and (ii) each executive’s scope of responsibilities, performance, and criticality to the Company.

After assessing the Company’s Performance against the “Key Business Priorities” the Committee approved a payout of 95% of the target award for all NEOs (also see Grants of Plan-Based Awards Table).

Long-Term Equity Incentives

The objectives of the long-term equity incentive grants are to: (1) align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful, longer-term strategic management of the business; (2) attract, retain, and motivate a high-performing group of NEOs; and (3) minimize stockholder dilution.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage retention and reward NEO performance in different ways. Restricted stock and performance share awards are both affected by stock price changes, so the value to the NEO is impacted by both decreases and increases in stock price.

Restricted Stock Awards: Restricted stock awards granted to our NEOs generally cliff vest over five years. We believe that the value of these awards and their extended vesting period provide a strong incentive for our NEOs both to remain employed at the Company and to successfully manage and grow the value of Ross shares over the long term, and thereby align the financial interests of our NEOs with those of our stockholders. They also expose the NEOs to the consequences of both increases and decreases in the value of Ross shares. The determination of the value of the restricted stock awards granted to our NEOs is based on the Committee’s assessment of the individual’s prior and outstanding awards, the vesting schedule of such outstanding awards, and a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

Performance Share Awards: This portion of compensation is completely at risk due to the performance-based structure of our performance share awards. A portion of the performance shares (typically 70%), once earned, is then generally subject to further vesting based on continued service to the Company over the next two years. We believe this framework encourages retention and further strengthens the incentive to produce long-term value for our stockholders by working to increase the share price over a multi-year time horizon.
CEO Equity Awards

The Committee believes that the CEO’s off-price retail skills, familiarity with the Company, and leadership expertise are critical to the continued success of the Company. In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance. Therefore, the Committee pays significant attention to creating long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer-term being the biggest considerations. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2020, the CEO equity grant consisted of a restricted stock award and a performance share award.

The restricted stock award granted to Ms. Rentler was made effective as of March 11, 2020 and will vest 100% on March 21, 2025.

Ms. Rentler’s performance share award grant was also made effective as of March 11, 2020 with a performance period of one year; at the time of the original grant, the performance goal was pretax earnings. The performance goal was modified on August 19, 2020 to add alternative measures based on achievement against fiscal 2020 “Key Business Priorities” (the same performance period and performance goals as other NEOs receiving performance share awards). The performance shares earned are then to vest over a period of three years as follows: 30% on March 19, 2021; 30% on March 18, 2022; and 40% on March 17, 2023.

Other NEO Equity Awards

Each NEO received a restricted stock award in fiscal 2020 during the annual review cycle. The values of the restricted stock awards made to our NEOs were based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2020. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal. Shares issued upon attaining the performance goal are generally subject to an additional, time-based vesting schedule conditioned on continual service by the recipient. Except for Mr. Balmuth, performance shares granted in fiscal 2020 vest over a three-year period beginning on the date of grant as follows: 30% on March 19, 2021; 30% on March 18, 2022; and 40% on March 17, 2023. Mr. Balmuth’s award vests 30% on March 19, 2021; and 70% on May 28, 2021.

The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, the Committee modified the fiscal 2020 performance share award goals in August 2020 to measure the Company’s performance against “Key

Business Priorities” in response to the impacts on our business from the COVID-19 pandemic. Prior to the modification, the fiscal 2020 performance share awards were measured against pre-established goals for pretax income that were no longer expected to be achieved at or above the threshold level as a result of pandemic-related business disruptions, including mandated store closures. As such, the Committee felt it was necessary to realign the Management team to business priorities that would incentivize and reward for performance in fiscal 2020 that prioritized customer and associate safety and positioned the Company for recovery heading into fiscal 2021. At the time that such modification was made to the fiscal 2020 performance share award metrics, the Committee also determined that the maximum number of performance shares that could be earned under the additional performance metrics would be reduced from 200% of target to 125% of target. The actual number of performance shares earned for fiscal 2020 was determined based on actual Company performance measured against the “Key Business Priorities” over the one-year period, as determined by the Committee.

In fiscal 2020, after assessing the Company’s performance against the “Key Business Priorities,” a payout of 95% of the target number of performance shares was approved. These shares were issued on March 19, 2021 and thereafter subject to the vesting schedule from the date of grant.

The table below provides the threshold, target, and maximum performance share amounts and the number of shares actually calculated as earned by each NEO (subject to vesting) for fiscal 2020:

NEO	FY 2020 Value of Target Performance Share Award at Grant (1)	Threshold Number of Performance Shares	Target Number of Performance Shares	Maximum Number of Performance Shares (2)	FY 2020 Performance Shares Issuable (3)	FY 2020 Value of Performance Shares Issuable (As of March 19, 2021)
Rentler	$5,128,483	37,899	56,819	71,025	53,979	$6,548,192
Marquette	$274,751	2,031	3,044	3,807	2,894	$351,071
Hartshorn	$1,648,418	12,183	18,263	22,830	17,352	$2,104,971
Balmuth	$3,754,816	27,749	41,600	52,000	39,520	$4,794,171
Morrow	$915,868	6,770	10,147	12,685	9,641	$1,169,550

(1) The value of performance share award grant as amended on August 19, 2020.
(2) The maximum number of performance shares that can be earned for fiscal 2020 was reduced from 200% to 125%.
(3)     Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issuable upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service. For fiscal 2020, the number of shares payable to the NEOs is determined by the Committee’s assessment of the Company’s performance against the “Key Business Priorities” which were approved at its meeting on August 19, 2020. For fiscal 2020, the Committee approved a payout of 95% of the target award. The target award is generally segmented into three vesting tranches as follows: 30% on March 19, 2021; 30% on March 18, 2022; and 40% on March 17, 2023. Mr. Balmuth’s award is to vest 30% on March 19, 2021 and 70% on May 28, 2021. The performance factor is applied to the target number of shares for each tranche; if the product results in a fractional share, the award is rounded up to the next whole share. In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock according to a pre-established grant date calendar based on the executive officer’s hire date, promotion date, contract renewal date, or as part of the Company’s annual performance review process conducted in March of each year. We also review the performance and compensation for the majority of our executive officers annually at that same time. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the Chairman of the Board and Senior Advisor, CEO, and COO, subject to certain limits, to grant equity awards to current and newly hired associates and to associates who receive promotions outside of the normal annual focal review process below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than 12 months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers are eligible to defer up to 75% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to 12 months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period up to a maximum of ten years. The Company does not provide matching contributions for NQDC Plan contributions.

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits).

We believe these employment agreements benefit both the NEOs and the Company because they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements, both for the CEO and for all other executive officers, provide for severance benefits in certain situations.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets and provide post-termination restrictions on recruiting our current associates (see further discussion under “Potential Payments upon Termination or Change in Control”).

The executive employment agreements provide for “double-trigger” equity acceleration upon change in control.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We maintain director and officer stock ownership guidelines, intended to further encourage the investment by our directors and Section 16 executive officers in the Company and to promote a long-term perspective in managing the Company.
Our formal stock ownership requirements for directors and executive officers are as follows:

Position	Minimum Ownership Requirements (Dollar Value of Shares)
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
Group President, COO	3 x Base Salary
President	3 x Base Salary
Executive Vice President	2 x Base Salary
Group SVP	1 x Base Salary

Directors and executive officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, and unvested restricted stock are taken into consideration in determining compliance with these ownership guidelines.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines, which are subject to modification from time to time.

As of January 30, 2021, all NEOs, and all non-employee Board members, met the applicable stock ownership goals.
Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of the Company’s common stock.
Procedures and Guidelines Governing Hedging and Securities Trades by Employees, Officers, and Directors. The Company maintains a trading policy for all of its directors, officers, other employees, and consultants. Among its other provisions, this policy prohibits short sales, hedging, and trading in any publicly traded puts, calls, options, or other “derivative securities.” The trading policy categorically prohibits transactions by directors, officers, employees, and consultants of the Company and its subsidiaries, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. The trading policy also prohibits the purchase of any related financial instruments. Specifically prohibited forms of hedging or monetization transactions (and related financial instruments) include forward sale contracts, prepaid variable forward contracts, equity swaps, and collars (including zero-cost collars). Exchange fund transactions, and the purchase of related financial instruments, that in substance are sale transactions (not a hedge) are permitted. For directors, officers, and other designated employees, the policy also prohibits pledging of Company securities, or the ownership, acquisition, or sale of Company securities in or through a margin account.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

George P. Orban, Chair
K. Gunnar Bjorklund
Patricia H. Mueller

SUMMARY COMPENSATION TABLE

The following table provides certain summary information for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”), concerning compensation they earned in those positions for the 2020, 2019, and 2018 fiscal years, where applicable.

Summary Compensation Table (Fiscal 2020)
Name & Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total *
Barbara Rentler Chief Executive Officer	2020	$1,184,167	$13,928,610	$2,310,875	$94,506	$17,518,158
	2019	$1,362,500	$8,000,037	$2,535,187	$126,612	$12,024,336
	2018	$1,342,500	$7,750,107	$3,031,092	$125,295	$12,248,994
Travis Marquette ** Executive Vice President, Chief Financial Officer	2020	$666,731	$874,785	$412,067	$37,447	$1,991,030
	2019	$609,375	$2,200,125	$446,859	$44,907	$3,301,266
Michael Hartshorn Group President, Chief Operating Officer	2020	$1,035,833	$4,948,503	$1,276,800	$85,181	$7,346,317
	2019	$954,583	$4,900,108	$1,136,308	$81,204	$7,072,203
	2018	$761,250	$1,700,121	$759,182	$85,021	$3,305,574
Michael Balmuth Chairman of the Board and Senior Advisor	2020	$1,185,353	$9,994,945	$1,680,551	$669,755	$13,530,604
	2019	$1,343,944	$5,525,016	$2,030,894	$88,145	$8,987,999
	2018	$1,328,944	$5,525,056	$2,436,796	$95,473	$9,386,269
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	2020	$956,367	$3,416,040	$967,100	$58,840	$5,398,347
	2019	$994,750	$3,750,220	$1,044,720	$63,887	$5,853,577
* Note: The SEC Total Compensation reported above for fiscal year 2020 includes the original March 2020 PSA grant at grant date fair value and the modified August 2020 PSA grant at the remeasured fair value. The original grant value does not provide any compensation to the NEOs or result in any compensation cost to the Company, as its fair value at the modification date was zero.

** Effective March 16, 2021, Mr. Marquette was promoted to Executive Vice President, Chief Financial Officer.

The table below restates the fiscal year 2020 reportable compensation, excluding the incremental value for the performance goal modification for the PSAs and provides a more realistic representation of the intended compensation opportunity.

Name & Principal Position	Year	Salary	Stock Awards (5)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Barbara Rentler	2020	$1,184,167	$8,800,127	$2,310,875	$94,506	$12,389,675
Travis Marquette	2020	$666,731	$600,033	$412,067	$37,447	$1,716,278
Michael Hartshorn	2020	$1,035,833	$3,300,084	$1,276,800	$85,181	$5,697,898
Michael Balmuth	2020	$1,185,353	$6,240,129	$1,680,551	$669,755	$9,775,788
Brian Morrow	2020	$956,367	$2,500,172	$967,100	$58,840	$4,482,479

This supplemental Summary Compensation Table view is for informational purposes only and is not presented in accordance with SEC requirements.

(1) For fiscal 2020, the base salaries for the NEOs reflect pay reductions which began on April 1, 2020 and remained in effect until May 24, 2020.
(2)  Stock award values reflect the grant date fair value of awards computed in accordance with stock-based compensation accounting rules. Values for awards subject to performance conditions (“performance share awards”) are computed based on the probable outcome of the performance condition as of the grant date of the award. The 2020 value shown includes the value of each NEO’s grant issued in March 2020 plus the incremental award value as a result of the modification to fiscal year 2020 PSA grants in August 2020. For performance share awards granted in fiscal 2020, the maximum possible payout for each NEO was reduced with regard to the revised performance goals added in August 2020 from 200% to 125% of the target grant value, as follows:
a.Ms. Rentler: $6,410,717
b.Mr. Marquette: $343,620
c.Mr. Hartshorn: $2,060,636
d.Mr. Balmuth: $4,693,520
e.Mr. Morrow: $1,144,948
(3) Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive
Compensation Plan.
(4)  All Other Compensation represents Perquisites. See the following table for further detail.
(5) The incremental value for the modified fiscal year 2020 PSA grants that is excluded from the supplemental Summary
Compensation Table for each NEO is as follows:
a.Ms. Rentler: $5,128,483
b.Mr. Marquette: $274,751
c.Mr. Hartshorn: $1,648,418
d.Mr. Balmuth: $3,754,816
e.Mr. Morrow: $915,868

The following table details All Other Compensation provided to each NEO in fiscal 2020.

All Other Compensation (Perquisites) for Fiscal 2020
Name & Principal Position	Estate Tax/ Financial Planning Services	Car Service or Commute Benefits	Executive Health Benefits	Umbrella Liability Insurance	Other	Total All Other Compensation
Barbara Rentler Chief Executive Officer	$20,000	$3,949	$61,112	$9,445	$—	$94,506
Travis Marquette Executive Vice President, Chief Financial Officer	$3,350	$—	$32,416	$1,181	$500	$37,447
Michael Hartshorn Group President, Chief Operating Officer	$1,000	$—	$82,688	$1,493	$—	$85,181
Michael Balmuth Chairman of the Board and Senior Advisor	$12,442	$—	$63,995	$4,826	$588,492	$669,755
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	$18,000	$779	$38,568	$1,493	$—	$58,840

In general, perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company. Executive officers including the CEO are provided with executive medical plan benefits, estate and financial planning, executive disability benefits, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from the Company. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefits package for our NEOs.

In the “Other” column, the amounts shown represent the value of charitable contributions paid by the Company, as part of a matching gift program that is available to all full-time associates, and costs attributable to security protection for Mr. Balmuth.

We also have a fractional ownership of a number of hours each year through a time-share arrangement, for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices, and other corporate facilities. Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first/business class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities.

Corporate housing is made available to our CEO near our San Francisco Bay Area corporate headquarters, in light of her frequent travel between the New York Buying Office and our corporate headquarters. This housing is used by her exclusively for business purposes, to facilitate her effectiveness in conducting work while in California. In addition, after seven years of service for Executive Vice Presidents and above (ten years for Group Senior Vice President level), and every five years thereafter, executive officers including our NEOs are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company. The base salary is reviewed for adjustments as part of the annual focal review process for all executives. Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see “Potential Payments Upon Termination or Change in Control.”

Below is a summary of the terms of the employment contracts of our NEOs. Effective April 1, 2020, in conjunction with other salary and payroll expense reduction measures taken by the Company in response to the store closures and other business disruptions resulting from regional and national efforts to slow the COVID-19 pandemic, Ms. Rentler, Mr. Balmuth, Mr. Hartshorn, Mr. Morrow, and Mr. Marquette agreed to a reduction in their salaries by 100%, 100%, 50%, 40%, and 20%, respectively, which remained in effect until May 24, 2020.

Employment Agreements

Barbara Rentler. As of the end of fiscal 2020, the Company’s employment agreement with Ms. Rentler, Chief Executive Officer, extended through March 31, 2023. In March 2021, the Company approved an extension of Ms. Rentler’s agreement through March 31, 2025, with the continuation of an annual salary of not less than $1,390,000 subject to annual increases as part of the Company’s annual review process; and provides for her to receive lifetime healthcare benefits for herself and her spouse, and a retention bonus of $900,000 payable on March 31, 2025.

Travis Marquette. As of the end of fiscal 2020, the Company’s employment agreement with Mr. Marquette, Group Senior Vice President, Chief Financial Officer, extended through March 31, 2024. In March 2021, Mr. Marquette was promoted to Executive Vice President, Chief Financial Officer, and the Company approved an extension of Mr. Marquette’s agreement through March 31, 2025 with an annual salary of not less than $750,000, subject to annual increases as part of the Company’s annual review process.

Michael Hartshorn. The Company’s employment agreement with Mr. Hartshorn, Group President, Chief Operating Officer, extends through March 31, 2024. The agreement provides that Mr. Hartshorn will receive an annual salary of not less than $1,100,000, subject to annual increases as part of the Company’s annual review process.

Michael Balmuth. The Company’s employment agreement with Mr. Balmuth, Chairman of the Board and Senior Advisor, extends through May 31, 2022, with an annual salary of not less than $1,190,000, subject to annual increases as part of the Company’s annual review process.

Brian Morrow. The Company’s employment agreement with Mr. Morrow, President and Chief Merchandising Officer - dd’s DISCOUNTS, extends through March 31, 2024, with an annual salary of not less than $1,018,000, subject to annual increases as part of the Company’s annual review process.

CEO PAY RATIO

As required by SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our Median Employee. The approach used to identify our Median Employee was based upon W-2 earnings for all of our associates, excluding our CEO, who were employed by Ross Stores or its subsidiaries as of January 30, 2021, the last day of fiscal 2020. As a result of this process, the Median Employee identified for purposes of our pay ratio estimate was a part-time hourly retail store Associate. Our total number of associates varies seasonally, with more than 70% of associates working in our retail locations.

For fiscal 2020, we calculated the annual total compensation for our Median Employee using the same methodology we apply for our CEO as set forth in the 2020 Summary Compensation Table (previously disclosed in this Proxy Statement).

The annual total compensation for fiscal year 2020 for our CEO was $17,518,158 and for the Median Employee was
$8,672. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2020 is 2,020 to 1.

As disclosed above in the notes to the 2020 Summary Compensation Table, in order to comply with compensation reporting rules, we are required to include both an original value ($5,600,081) and an incremental value ($5,128,483) associated with the modification of the performance share award granted in March 2020 and modified in August 2020. Because the CEO pay ratio is intended to provide greater transparency to annual CEO pay and how it compares to the pay of the Median Employee, we are providing a supplemental pay ratio that excludes the incremental value, as it does not provide actual additional compensation to the CEO.

The resulting 2020 supplemental ratio is 1,429 to 1, which we believe is a more realistic representation of the actual pay ratio.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards, and other equity compensation awards.

For fiscal 2020, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 63% to 175% of base salary at target, depending on their position. Based on the modification to the fiscal year 2020 performance goals, the maximum payout was reduced from 200% to 125% of target, to be approved by the Committee based upon their assessment of the Company’s achievement of the “Key Business Priorities.”

The following table sets forth information with respect to restricted stock awards and performance share awards granted during fiscal 2020 to each of the NEOs under the Company’s 2017 Equity Incentive Plan.

Grants of Plan-Based Awards (Fiscal 2020)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara Rentler Chief Executive Officer	3/11/2020	$1,216,250	$2,432,500	$3,040,625
	3/11/2020				37,899	56,819	113,638		$5,600,081
	3/11/2020							32,468	$3,200,046
	8/19/2020				37,899	56,819	71,025		$5,128,483
Travis Marquette Executive Vice President, Chief Financial Officer	3/11/2020	$216,878	$433,755	$542,194
	3/11/2020				2,031	3,044	6,088		$300,017
	3/11/2020							3,044	$300,017
	8/19/2020				2,031	3,044	3,807		$274,751
Michael Hartshorn Group President, Chief Operating Officer	3/11/2020	$672,000	$1,344,000	$1,680,000
	3/11/2020				12,183	18,263	36,526		$1,800,001
	3/11/2020							15,220	$1,500,083
	8/19/2020				12,183	18,263	22,830		$1,648,418
Michael Balmuth Chairman of the Board and Senior Advisor	3/11/2020	$884,501	$1,769,001	$2,211,251
	3/11/2020				27,749	41,600	83,200		$4,100,096
	3/11/2020							21,713	$2,140,033
	8/19/2020				27,749	41,600	52,000		$3,754,816
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	3/11/2020	$509,000	$1,018,000	$1,272,500
	3/11/2020				6,770	10,147	20,294		$1,000,088
	3/11/2020							15,220	$1,500,083
	8/19/2020				6,770	10,147	12,685		$915,868

(1)  Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target, and maximum attainment. On August 19, 2020, the Committee approved achievement of “Key Business Priorities” as an alternative measure of performance under the Incentive Compensation Plan, with the added proviso that if the “Key Business Priorities” were applied to determine bonus payments, then the maximum bonus amount would not exceed 125% of the target bonus. For fiscal 2020, the actual adjusted pretax profits were below the threshold for payment of bonuses. The Committee applied the “Key Business Priorities” and determined that bonuses would be awarded at 95% of the target award.
(2)  Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. For fiscal 2020, the number of shares payable to the NEOs were to be measured against previously established goals for pretax income; the performance goal was modified to be based on actual Company performance against the “Key Business Priorities” over a one-year period, as approved by the Committee at its meeting on August 19, 2020. A payout of 95% of the target number of performance shares was approved by the Committee, subject to the vesting schedule described below. The shares issued upon attaining the performance goal are thereafter subject to a separate vesting schedule based on continued service of the NEO as follows (except for Mr. Balmuth): 30% on March 19, 2021; 30% on March 18, 2022; and 40% on March 17, 2023. For Mr. Balmuth: 30% on March 19, 2021 and 70% on May 28, 2021. In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy. The original grant fair values of the performance share awards shown (as of the original March 11, 2020 grant date) did not reflect any compensation realized by the NEOs, and did not result in any compensation costs to the Company, as those fair values for financial reporting purposes and at the date of modification was zero.
(3)   Represents shares of restricted stock granted to each NEO during fiscal 2020 with the following vesting terms:
a.Ms. Rentler: 32,468 shares granted on March 11, 2020 that cliff vest on March 21, 2025.
b.Mr. Marquette: 3,044 shares granted on March 11, 2020: 1,522 shares vest on March 17, 2023; and 1,522 shares vest on March 22, 2024.
c.Mr. Hartshorn: 15,220 shares granted on March 11, 2020 that cliff vest on March 21, 2025.
d.Mr. Balmuth: 21,713 shares granted on March 11, 2020 that cliff vest on May 28, 2021.

e.Mr. Morrow: 15,220 shares granted effective March 11, 2020: 2,537 shares vest on March 18, 2022; and 12,683 shares vest on March 21, 2025.
In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(4)  The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock as reported on the NASDAQ Stock Market on the grant date. Values for performance share awards are computed based on the probable outcome of the performance condition as of the grant date of the award. The Board of Directors has the ability to change the terms of outstanding equity awards in various respects, including the vesting dates. See “Employment Agreements” in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the unvested restricted stock held by our NEOs as of January 30, 2021, the last day of the Company’s 2020 fiscal year. Performance shares earned for 2020 performance, but which were not vested as of January 30, 2021, are included in Number of Shares of Stock that Have Not Vested.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2020)
	Stock Awards
Name & Principal Position	Number of Shares of Stock that Have Not Vested (#) (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Barbara Rentler Chief Executive Officer
	322,777	$35,921,852

Travis Marquette Executive Vice President, Chief Financial Officer
	48,406	$5,387,104

Michael Hartshorn Group President, Chief Operating Officer
	130,882	$14,565,858

Michael Balmuth Chairman of the Board and Senior Advisor
	61,233	$6,814,621

Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS
	90,315	$10,051,156

(1)  Represents shares of unvested restricted stock and the determined number of earned performance shares held by each NEO as of the end of the fiscal year:
a.Ms. Rentler: Consists of 95,138 shares that vested on March 12, 2021; 16,194 shares that vested on March 19, 2021; 85,435 shares that will vest on March 18, 2022; 60,462 shares that will vest on March 17, 2023; 33,080 shares that will vest on March 22, 2024; and 32,468 shares that will vest on March 21, 2025.
b.Mr. Marquette: Consists of 5,931 shares that vested on March 12, 2021; 869 shares that vested on March 19, 2021; 7,342 shares that will vest on September 17, 2021; 9,820 shares that will vest on March 18, 2022; 5,815 shares that will vest on September 16, 2022; 7,862 shares that will vest on March 17, 2023; 1,526 shares that will vest on September 15, 2023; and 9,241 shares that will vest on March 22, 2024.
c.Mr. Hartshorn: Consists of 22,065 shares that vested on March 12, 2021; 5,206 shares that vested on March 19, 2021; 23,594 shares that will vest on March 18, 2022; 4,846 shares that will vest on September 16, 2022; 22,489 shares that will vest on March 17, 2023; 7,269 shares that will vest on September 15, 2023; 13,232 shares that will vest on March 22, 2024; 16,961 shares that will vest on September 13, 2024; and 15,220 shares that will vest on March 21, 2025.
d.Mr. Balmuth: Consists of 11,856 shares that vested on March 19, 2021; and 49,377 shares that will vest on May 28, 2021.

e.Mr. Morrow: Consists of 19,819 shares that vested on March 12, 2021; 2,893 shares that vested on March 19, 2021; 16,034 shares that will vest on March 18, 2022; 18,053 shares that will vest on March 17, 2023; 3,497 shares that will vest on December 15, 2023; 7,719 shares that will vest on March 22, 2024; 9,617 shares that will vest on December 16, 2024; and 12,683 shares that will vest on March 21, 2025.
In accordance with the grant agreements, if the date targeted for vesting turns out to be a date on which a sale of shares by the recipient would violate the Company’s Insider Trading Policy (that is, if the “trading window” is closed for Company executive officers), then notwithstanding the targeted vesting schedule for that share award, the vesting date (and settlement date, if applicable) will instead be the next business day on which a sale would not violate the Insider Trading Policy.
(2)  The market value of the unvested shares is calculated by multiplying the number of shares by the closing price per share of the Company’s common stock, which was $111.29 on January 29, 2021 (the last trading day of the fiscal year) as reported on the NASDAQ Stock Market.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the vesting of restricted stock during the fiscal year ended January 30, 2021. Our NEOs did not have any stock options outstanding.

Option Exercises and Stock Vested (Fiscal 2020)
Name & Principal Position	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Barbara Rentler Chief Executive Officer	130,329	$12,034,367
Travis Marquette Executive Vice President, Chief Financial Officer	6,501	$595,535
Michael Hartshorn Group President, Chief Operating Officer	21,504	$1,987,244
Michael Balmuth Chairman of the Board and Senior Advisor	82,718	$7,387,545
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	50,764	$4,679,703

(1)  Represents the number of shares of restricted stock and earned performance shares held by each NEO that vested during the fiscal year.
(2)  The value realized on vesting represents the number of shares of stock that vested during fiscal 2020, multiplied by the closing price per share of the Company’s common stock on the applicable vesting date as reported on the NASDAQ Stock Market.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”) and their contributions, aggregate earnings, and any withdrawal activity during the year, and their account balances as of January 30, 2021. The Company made no contributions to the earnings reflected in the table during fiscal 2020.

Non-Qualified Deferred Compensation (Fiscal 2020)
Name & Principal Position	Account Balance at 2/2/20	Executive Contributions	Registrant Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at 1/30/21
Barbara Rentler Chief Executive Officer	$—	$—	$—	$—	$—	$—
Travis Marquette Executive Vice President, Chief Financial Officer	$5,574	$69,542	$—	$10,713	$—	$85,829
Michael Hartshorn Group President, Chief Operating Officer	$—	$—	$—	$—	$—	$—
Michael Balmuth Chairman of the Board and Senior Advisor	$737,608	$—	$—	$1,638	$—	$739,246
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	$—	$—	$—	$—	$—	$—

Under the terms of the Company’s NQDC Plan, participants are eligible to elect to defer up to 75% of their base salary and up to 100% of their annual incentive bonus. The participants can choose from a variety of notional investment options under the NQDC Plan. Upon initial enrollment, participants select one of the following distribution elections to be applied to their account upon separation from service: lump sum or annual installments over a period of up to 10 years, that will commence upon termination or one year after termination (subject to plan and regulatory rules).

The Company does not provide matching contributions for NQDC Plan contributions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Discussion of Summary Compensation Table,” we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. The following table describes and quantifies estimated potential incremental payments and benefits that would become payable under each NEO’s employment agreement as they existed in fiscal 2020, if the NEO’s employment had terminated on January 29, 2021, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 29, 2021 and, where applicable, the Company’s closing stock price as reported by the NASDAQ Stock Market on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 29, 2021, and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non-Renewal of Employment Agreement	Change in Control Regardless of Termination	Termination without Cause or for Good Reason Following a Change in Control
Barbara Rentler Chief Executive Officer	Cash Severance (2)	$10,716,329	$—	$—	$11,429,275
	Equity Vesting (3)	$27,879,270	$27,879,270	$—	$36,237,916
	Estate/Financial Planning (4)	$—	$—	$—	$43,342
	Health/Welfare Payments (5)	$148,243	$—	$—	$148,243
	Total:	$38,743,842	$27,879,270	$—	$47,858,776
Travis Marquette Executive Vice President, Chief Financial Officer	Cash Severance (2)	$3,988,715	$—	$—	$3,355,542
	Equity Vesting (3)	$3,508,162	$3,508,162	$—	$5,403,797
	Estate/Financial Planning (4)	$—	$—	$—	$38,012
	Health/Welfare Payments (5)	$109,987	$—	$—	$109,987
	Total:	$7,606,864	$3,508,162	$—	$8,907,338
Michael Hartshorn Group President, Chief Operating Officer	Cash Severance (2)	$9,149,196	$—	$—	$7,367,360
	Equity Vesting (3)	$9,046,416	$9,046,416	$—	$14,667,243
	Estate/Financial Planning (4)	$—	$—	$—	$57,018
	Health/Welfare Payments (5)	$294,842	$—	$—	$294,842
	Total:	$18,490,454	$9,046,416	$—	$22,386,463
Michael Balmuth Chairman of the Board and Senior Advisor	Cash Severance (2)	$8,399,542	$—	$—	$8,923,328
	Equity Vesting (3)	$7,046,104	$4,629,664	$—	$7,046,104
	Estate/Financial Planning (4)	$345,106	$345,106	$—	$345,106
	Health/Welfare Payments (6)	$907,900	$907,900	$—	$907,900
	Total:	$16,698,652	$5,882,670	$—	$17,222,438
Brian Morrow President and Chief Merchandising Officer – dd’s DISCOUNTS	Cash Severance (2)	$7,467,424	$—	$—	$6,087,640
	Equity Vesting (3)	$6,133,285	$6,133,285	$—	$10,107,469
	Estate/Financial Planning (4)	$—	$—	$—	$57,018
	Health/Welfare Payments (5)	$103,037	$—	$—	$103,037
	Total:	$13,703,746	$6,133,285	$—	$16,355,164

(1)In the event an NEO terminates employment due to death, each executive’s estate would receive a prorated bonus and prorated equity acceleration related to unsettled performance share awards, all unvested but settled performance share awards, and the full value of outstanding restricted stock awards with a grant date at least one year prior to the date of death. The benefit is as follows: Ms. Rentler, $35,057,052; Mr. Marquette, $5,498,785; Mr. Hartshorn, $14,317,409; Mr. Balmuth, $7,181,029; and Mr. Morrow, $9,431,635.

(2)Cash severance is equal to the sum of the NEO’s bonus at target for the current fiscal year, and annual salary and bonus payable for the period beginning on January 30, 2021, (the day following the assumed employment termination date) and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination “Without Cause,” “For Good Reason,” or due to “Disability” following a change in control, the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described below in the section titled “Employment Agreement with Mr. Balmuth, Chairman of the Board and Senior Advisor”). The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of January 30, 2021 upon which the cash severance is determined are: Ms. Rentler, $1,390,000; Mr. Marquette, $688,500; Mr. Hartshorn, $1,120,000; Mr. Balmuth, $1,360,770; and Mr. Morrow, $1,018,000. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements are: Ms. Rentler, $2,432,500 (175% of salary); Mr. Marquette, $433,755 (63% of salary); Mr. Hartshorn, $1,344,000 (120% of salary); Mr. Balmuth, $1,769,001 (130% of salary); and Mr. Morrow, $1,018,000 (100% of salary).

(3)Equity vesting represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 29, 2021, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment or award agreement, as described below. The value of each share subject to accelerated vesting is $111.29, which was the closing market price of our common stock as reported on the NASDAQ Stock Market on January 29, 2021. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.

(4)These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: $20,000 each for Ms. Rentler and Mr. Balmuth; $18,000 each for Mr. Hartshorn, and Mr. Morrow; and $12,000 for Mr. Marquette. Mr. Balmuth is entitled to lifetime benefits, and each of the other NEOs is entitled to benefits for the remainder of the agreement term upon a termination of employment following a change in control.

(5)The amounts in the table reflect medical, dental, and vision insurance coverage for the remainder of the agreement term upon termination of employment following a change in control or termination for “Without Cause,” “For Good Reason,” or due to “Disability.”

(6)In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, health advisory services, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain “matching contributions” (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. In addition to the amounts included in the table, Mr. Balmuth’s spouse would also be eligible to receive health/welfare payments for the remainder of her life, valued at $782,363.

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2020, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

•Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” under the specific definitions provided in their individual agreement (as described below), or the NEO’s disability or death.

•Termination for Cause: “Cause” means the occurrence of any of the following: (i) the NEO’s continuous failure to substantially perform their duties (unless such failure is a result of a disability); (ii) the NEO’s theft, dishonesty, breach of fiduciary duty for personal profit, or falsification of any documents of the Company; (iii) the NEO’s material failure to abide by the applicable code(s) of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iv) knowing or intentional misconduct by the NEO as a result of which the Company is required to prepare an accounting restatement; (v) the NEO’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the NEO’s improper use or disclosure of confidential or proprietary information of the Company); (vi) any intentional misconduct or illegal or grossly negligent conduct by the NEO which is materially injurious to the Company monetarily or otherwise; (vii) any material breach by the NEO of the provisions of Section 9 [Certain Employment Obligations] of their agreement; or (viii) the NEO’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the NEO’s ability to perform his or her duties with the Company. A termination for cause will not take effect unless: (1) the NEO is given written notice by the Company of its intention to terminate the NEO for cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; and (3) where practicable, the notice is given within sixty (60) days of the Company’s learning of such act or acts or failure or failures to act.

•Termination for Good Reason: An NEO may resign for “good reason” within sixty days after providing written notice to the Company of any of the following events, if the Company does not cure after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement (including but not limited to any reduction of the NEO’s salary or the target annual bonus); (2) a significant diminishment in the nature or scope of the authority, power, function, or duties attached to the NEO’s then-current position without the NEO’s written consent; or (3) a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO’s written consent.

•Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for the entire period of six months as a result of a physical or mental impairment.

•Termination upon Non-Renewal of Employment Agreement: The NEOs’ existing employment agreements provide for an initial term, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term, unless the Company delivers an extension notice at least 180 days prior to the expiration of the term.

•Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2020, these payments and benefits had a “double-trigger” as follows:

•Termination without Cause or for Good Reason following Change in Control: NEO employment agreements provide that a “change in control” of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock during a 12-month period; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total voting power of the Company’s stock; (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets; or (4) there is a complete liquidation or dissolution of the Company. The NEO employment agreements in fiscal 2020 provided for certain payments and benefits on a “double-trigger” basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreements with Ms. Rentler, Mr. Marquette, Mr. Hartshorn, and Mr. Morrow

During fiscal 2020, our agreements with Ms. Rentler, Mr. Marquette, Mr. Hartshorn, and Mr. Morrow provided that if the NEO’s employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Unsettled performance shares would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed during the performance period. Settled but unvested performance shares would accelerate as of termination date. Other equity awards would continue to vest in accordance with their terms through the termination date. Repayment/re-acquisition rights by the Company as to prior dividends on unvested restricted stock would be waived.

If the NEO is terminated for cause or resigns voluntarily other than for good reason, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Unvested restricted stock and performance shares would be forfeited on termination.

If the NEO dies, he or she would be entitled to payment of salary through the termination date, and a prorated bonus would be paid, capped at 100% of the NEO’s target. Restricted stock grants would accelerate, provided that the executive had continued in service for at least one year after the date of grant. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated for the period employed during the performance period; settled but unvested performance share awards would accelerate as of date of death.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or due to resignation for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of the term of his or her employment agreement.

Each NEO’s employment agreement provides that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a “gross-up” payment.

Employment Agreement with Mr. Balmuth, Chairman of the Board and Senior Advisor

In September 2020, the Company approved an extension of the Company’s employment agreement with Mr. Balmuth, Chairman of the Board and Senior Advisor, through May 31, 2022, with an annual salary of not less than $1,190,000 through May 31, 2021 and an annual salary of not less than $1,200,000 through May 31, 2022, subject to annual increases as part of the Company’s annual review process. Mr. Balmuth is eligible for an annual bonus in accordance with the existing bonus incentive plan at a target rate of 130% of his base salary or as otherwise determined in accordance with such bonus incentive plan, and a retention bonus of $2,140,000, which will be paid on May 28, 2021. As part of the extension of Mr. Balmuth’s agreement, a retention bonus of $5,300,000 will be paid on

March 2, 2022; Mr. Balmuth will become vested in such bonus, prorated on a daily basis from June 1, 2021 through May 31, 2022 based on continued employment with the Company.

In conjunction with other salary and payroll expense reduction measures taken by the Company in response to the store closures and other business disruptions resulting from regional and national efforts to slow the COVID-19 pandemic, from April 1, 2020 until May 24, 2020 Mr. Balmuth agreed to a reduction of his monthly salary by 100%.

Mr. Balmuth received a performance share award (“PSA”) for the 2020 fiscal year, and is eligible to receive a PSA for the 2021 fiscal year. Provided Mr. Balmuth remains employed by the Company through May 28, 2021, unvested performance shares attributable to the 2020 PSA and 2021 PSA will become vested on the date specified in the Notice of Grant. The number of vested performance shares attributable to the PSA for fiscal year 2021 (“2021 PSA Grant”) will be determined on the basis of the extent to which the target level of the performance goals established for such fiscal year is attained and all unvested common shares attributed to the 2021 PSA Grant will become vested common shares on the performance share vesting date specified in the performance share documents (determined as if Mr. Balmuth remained employed with the Company).

Mr. Balmuth received a restricted stock award (“RSA”) in March 2020. The 2020 RSA will vest on May 28, 2021 provided Mr. Balmuth remains employed by the Company through that date, or upon Mr. Balmuth’s termination without cause, if earlier.

Our existing agreement with Mr. Balmuth provides that if, prior to June 1, 2021, his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary for a period of two years from the date of such termination. He would also be entitled to a bonus equal to two times his target bonus for the fiscal year in which the termination occurs. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date.

In the event of Mr. Balmuth’s death, Mr. Balmuth’s estate will be entitled to receive salary and benefits through such termination, as well as a (prorated) bonus for that year, capped at 100% of target. Performance shares earned and settled would vest in full. Payout of unsettled performance share awards would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, and vision, and behavioral health insurance (including claims administration support), health advisory insurance, life insurance, accidental death and dismemberment insurance, business travel insurance, group excess personal liability insurance, and certain “matching contributions” (as that term is defined in his agreement). Mr. Balmuth will receive estate planning expense reimbursements until his death, of up to $20,000 annually, or more based on the reimbursement benefit of the then-current CEO. In the event that, following termination of Mr. Balmuth’s employment, such health care coverage may no longer be extended to him (a) due to the terms of the Company’s health care plans; (b) under applicable law; or (c) because such coverage is no longer available, the Company will purchase and maintain a health insurance policy or policies, or otherwise provide coverage, for Mr. Balmuth and his spouse.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or by Mr. Balmuth for good reason, Mr. Balmuth would be entitled to the following: (i) a payment in an amount equal to the product of: (a) the sum of (A) his then current salary plus (B) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs; and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement; (ii) any unvested common shares attributable to PSA awards will vest in full upon termination of employment; and (iii) if such termination occurs prior to the performance share vesting date, the target number of performance shares attributable to PSA awards shall become vested performance shares and shall be converted to vested common shares.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay Mr. Balmuth an amount that places him in the best after-tax position. The Company does not provide Mr. Balmuth with a “gross-up” payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Beginning with grants made in 2014, the terms of the individual award agreements for each participant in our equity award plans, including executive officers, provide vesting upon a change in control where the participant is involuntarily terminated or terminates for good reason (referred to as “double-trigger”).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Bjorklund, Mr. Orban, and Ms. Mueller served on the Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2020, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2020, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, a director and Chairman Emeritus of the Board. Further details are described in this Proxy Statement under the caption “Compensation of Directors - Other Compensation.” Robert Ferber, the son of Norman Ferber, is employed as a Vice President, Divisional Merchandise Manager with the Company. For fiscal 2020, the Company paid Robert Ferber compensation including salary and bonus of approximately $248,000.

The Company’s procedure for review, approval, or ratification of related party transactions is to present them to the Audit Committee, except for executive and director compensation-related matters approved or authorized by the Compensation Committee.

DELINQUENT SECTION 16(a) REPORTS

Our directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report on public filings made with the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Reports received by the Company indicate that all reports were filed on a timely basis.

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) to assist in the distribution of materials, and Broadridge and D.F. King to provide incremental support in soliciting proxies if needed.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, the persons named in the accompanying Proxy will vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Our Bylaws include provisions that require advance notice of director nominations and of proposed business brought by stockholders at our annual stockholder meetings. Proposals and director nominations made by stockholders and intended to be presented at our next Annual Meeting of Stockholders (including any proposals intended for inclusion in our Proxy Statement, and any director nominations intended for inclusion in our Proxy Statement under the “Proxy Access” provisions of our Bylaws) must (1) be received by the Company at its offices at 5130 Hacienda Drive, Dublin, CA 94568 no later than December 7, 2021 and; (2) satisfy the conditions set forth in the Company’s Bylaws and, if applicable, the conditions established by the SEC for stockholder proposals to be included in the Company’s Proxy Statement for that meeting.

By Order of the Board of Directors,
Ken Jew
Corporate Secretary

Dated: April 6, 2021

ROSS STORES, INC.
5130 HACIENDA DRIVE
DUBLIN, CA 94568

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROST2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D45353-P50300

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROSS STORES, INC.

The Board of Directors recommends you vote "FOR" the following Nominees, "FOR" Proposals 2 and 3, and "AGAINST" Proposal 4:

1. Election of 11 Directors

Nominees:	**For**	**Against**	**Abstain**
1a) K. Gunnar Bjorklund	☐	☐	☐
1b) Michael J. Bush	☐	☐	☐
1c) Sharon D. Garrett	☐	☐	☐
1d) Michael J. Hartshorn	☐	☐	☐
1e) Stephen D. Milligan	☐	☐	☐
1f) Patricia H. Mueller	☐	☐	☐
1g) George P. Orban	☐	☐	☐
1h) Gregory L. Quesnel	☐	☐	☐
1i) Larree M. Renda	☐	☐	☐
1j) Barbara Rentler	☐	☐	☐
1k) Doniel N. Sutton	☐	☐	☐

NOTE: Discretionary authority is given as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D45354-P50300

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barbara Rentler and Ken Jew, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 19, 2021 at 1:00 p.m. PDT, via live webcast and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED "FOR" ALL NOMINEES, "FOR" EACH OF PROPOSALS 2 AND 3, "AGAINST" PROPOSAL 4, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)